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EXHIBIT 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth the calculation of total number of shares used in the computation of net earnings (loss) per common share.



                                                            THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                                1998         1997            1998          1997
                                                           ------------   -----------     -----------   -----------

Weighted average common shares outstanding                       19,488        17,863          19,439        16,105

Dilutive incremental shares assumed to be outstanding
   related to stock options, warrants and put options                 -             -               -

Weighted average common and common
   equivalent shares used in the computation of            ------------   -----------     -----------   -----------
   net income (loss) per share                                   19,466        17,853          19,439        16,105
                                                           ============   ===========     ===========   ===========

Net income (loss)                                          $     (7,087)  $    (6,278)    $   (14,181)  $   (11,614)
                                                           ============   ===========     ===========   ===========


Basic earnings per share                                   $      (0.36)  $     (0.29)    $     (0.73)  $     (0.72)
                                                           ============   ===========     ===========   ===========
Diluted earnings per share                                 $      (0.36)  $     (0.29)    $     (0.73)  $     (0.72)
                                                           ============   ===========     ===========   ===========